Exhibit 1.7

Annex “D”

Annex “[•]” to the Notary Deed n. [•] of the notary repertoire dated [27 July 2023]

COMPANY BY-LAWS

NAME – REGISTERED OFFICE - DURATION - PURPOSE

Art. 1) NAME

These By-laws regulate the joint-stock company named:

“BREMBO S.P.A.”

Art. 2) REGISTERED OFFICE

The registered office of the Company shall be in Curno (Bergamo).

The administrative organ may set up branches, agencies, facilities, ware-houses and secondary offices and may close down the same. With regard to relationships between the Company and its shareholders, the domicile of each shareholder shall be deemed to be as indicated in the Shareholders’ Register.

Art. 3) DURATION

The term of the Company shall expire on 31 (thirty-one) December 2099 (two thousand and ninety-nine) and may be extended once or several times by the General Shareholders’ Meeting.

Art. 4) PURPOSE

With the aim of pursuing sustainable success, the Company  has for its  corporate purpose engagement in directly and/or indirectly, and even through  the acquisition of participating interests in businesses and corporations in Italy and abroad and/or through its parent companies, subsidiaries and investees in Italy and internationally:

a) all industrial and technological activities, including the analysis,  planning, prototyping, testing, design, development, application, production, assembly, sale and/or distribution of parts and/or components and/or accessories of all kinds (including, but not limited to, mechanical and/or electrical and/or electronic and/or mechatronic parts and/or components relating to the wheel-side module, brakes, friction materials, wheels, spindles, tyres, suspensions, shock absorbers, electronic control units, sensors, actuators, detectors, robotised components, etc.)   intended for all means of transport (including non-road vehicles) for property, products and/or individuals (including, but not limited to, four-, three- and two-wheel vehicles, autonomous vehicles for carrying property, products and/or individuals, push scooters and vehicles with new technological conceptions), including, but not limited to, all means of transport with all types of combustion, electric, electronic, manual and physical propulsion, based on alternative energy of all kinds, as well as  autonomous means of transport and/or connected and/or associated means of transport and/or all types of innovative means of transport that may be developed in future through the use of new technologies; all for road, sea, air and rail use and in racing~~;~~ of all kinds related to the aforementioned means of transport. The foregoing within the framework of all types of markets at the global level and towards all categories of consumers/users (including, for example, industrial and retail markets, such as the OEM, OES and aftermarket markets).

English Translation for Convenience – Only the Italian version is authentic

b) The Company also performs the following activities and services in reference to the products, goods and markets indicated above:

(i) the provision of consulting services to third parties (within the framework of the provisions of applicable legislation), including, but not limited to, engineering consulting services, creation of software, algorithms, artificial intelligence systems and the performance of trials, tests and simulations of all kinds;

(ii) the analysis, design, production, purchase, sale, licensing, as licensor and/or licensee, including to and/or from third parties (within the framework of the provisions of applicable legislation) of all kinds of software, databases, data analytics, algorithms, artificial intelligence systems, infrastructure and/or new technologies, data of all kinds (Big Data), platform for aggregate analysis of data relating to the foregoing, including data and/or information generated by the Company’s activity or by its products and/or services;

(iii) the use and storage of proprietary and/or third-party databases, including in dematerialised and cloud form (but always in accordance with applicable legislation);

(iv) the development, preparation, use, purchase and marketing of proprietary and non-proprietary information platforms (including licensed as licensor and/or licensee) for the performance of all online activity permitted by applicable legislation (and including subscription activities);

(v) the performance of studies and research on its own or in partnership with Italian and International Entities, Universities and Research Centres;

(vi) the formation and/or acquisition of shareholdings in innovative start-ups, including through corporate venture capital initiatives.

c) the foundry of light alloys and metals in general, the manufacture of systems for the production of new materials and/or new components for, including electronic systems and/or systems based on the creation of “smart systems” and/or on the creation of proprietary software, intended for the above means of transport;

d) the production, marketing, licensing (as licensor and/or licensee) and sale of all types of consumer goods (including, by way of example, apparel, accessories, beverages, objects, merchandisings, e-games, etc.), whose design, style, performance, taste, visibility, aesthetics, use, perception, utility, etc. are capable of conveying the values of Brembo and thus of its proprietary brands and/or those of its parent companies and/or subsidiaries and/or investees anywhere in the world;

English Translation for Convenience – Only the Italian version is authentic

e) the manufacture, marketing, licensing (as licensor and/or licensee) and sale of sports clothing as well as other type of clothing and and other accessories of any kind whatsoever characterised by Brembo’s brand awareness;

f) the supply and/or licensing (as licensor and/or licensee) to parent companies and/or subsidiaries and/or investees, as well as other third-party companies, and public and private entities and third parties in general, relating to services and/or consultancy services concerning the activities referred to in the other points of this article;

g) the organisation, on behalf parent companies and/or subsidiaries and/or investees or other companies, as well as public and private entities or third parties in general, of courses, seminars and conventions anywhere in the world; the publication and distribution of books, notes and technical bulletins, in any form whatsoever and/or with the use of any kind of available technology, for training and information in the areas of activity included in the purpose;

h) the management, coordination and control of subsidiaries and/or investees, undertaking all support activities as well as organisation, technical, managerial and financial coordination, as may be deemed appropriate, in compliance with laws, including tax laws, applicable in the countries in which the Company, its subsidiaries and/or associates and/or investees, directly or indirectly, operate.

The Company may undertake any and all the commercial, corporate, industrial and financial transactions, involving both personal property and real estate, that the Board of Directors may deem necessary or useful in the pursuit of the Company’s corporate purpose clause. The Company may also stand surety and issue performance bonds and other guarantees, including guarantees in rem and in the interest of third parties.

The Company may, furthermore, acquire participating interests and shareholdings in other companies or corporations of any nature or kind whatsoever, after obtaining, where necessary, the authorisations provided for by the applicable laws. Without limitation of the foregoing, the Company may proceed with the formation of insurance and/or reinsurance companies or acquire controlling or 100% shareholdings in such companies in order to manage within the group and finance the risks of the Companies and/or subsidiaries and/or investees not transferred to the insurance market.

The Company may receive loans from shareholders with the obligation for repayment in accordance with applicable legislation and receive loans to and from companies of the group of which it is the parent  (subsidiaries and/or direct and/or indirect associates), provide sureties, endorsements and collateral and personal guarantees for shareholders and third parties, provided that such assets and transactions are not undertaken professionally in respect of the public and are always necessary or useful to achieving the purpose.

English Translation for Convenience – Only the Italian version is authentic

The Company may also issue bonds, including convertible bonds, by resolution of the directors pursuant to and in accordance with the law.

The purpose shall necessarily exclude, and the Company shall refrain from, the solicitation of investment by the public, the provision of investment services, collective asset management, the purchase and sale of financial instruments through offering to the public and all other services and activities to be considered reserved pursuant to Legislative Decree No. 385 of 1 September 1993, Legislative Decree No. 58 of 24 February 1998 (“TUF”), and any and all other applicable provisions of laws and regulations.

Pursuant to Treasury Ministry Decree of 2 March 1995 published in the Official Gazette of 12/04/1995, as further amended and extended, the Company may also solicit investments for its own employees, provided that the amount of such investments is contained within the limits of the Company’s overall paid-up share capital and reserves as per the last approved financial statements.

CAPITAL – SHARES – BONDS

Art. 5) SHARE CAPITAL

The Company’s share capital shall amount to €34,727,914 (thirty four million, seven hundred and twenty seven thousand and nine hundred and fourteen) divided into 333,922,250 (three hundred and thirty three million, nine hundred and twenty two thousand, two hundred and fifty) ordinary shares with no nominal value

Pursuant to Article 2443 of the Civil Code, the Extraordinary Shareholders’ Meeting held on April 18th 2019 resolved to grant to the Board of Directors the power of attorney to increase the share capital for a maximum amount of Euro 3,472,791.40, through payment, one or more times, even in a separate way pursuant to Article 2439 , paragraph 2 of the Civil Code , and no later than April 18th 2024, excluding any option rights pursuant to art. 2441, paragraph 4, second sentence, of the Civil Code. Such increase will be realized through the issuance, in one or more tranches, of maximum 6,678,445 shares with no nominal value or - if lower – of a different number of shares that, at each date of the execution of the power of attorney (and considering any possible issuance of shares already made in the execution of the power of attorney stated herein, will form 10% (ten percent) of the total number of shares of the Company on the same date.

For the purposes of the execution of such power of attorney, the Board of Directors has been also assigned with the power to (a) determine, for each single tranche, the number, the issue unit price and the enjoyment of the ordinary shares rights, within the sole limits provided by art. 2441, paragraph 4, sentence 2 and / or art. 2438 and/or the paragraph 5 of art. 2346 of the Italian Civil Code; (b) determine the period for the subscription of the ordinary shares of the Company; and (c) give execution to the power of attorney mentioned above, including, but not limiting to, those power of attorneys to amend the by-laws from time to time, if necessary.

English Translation for Convenience – Only the Italian version is authentic

The Extraordinary Shareholders’ Meeting held on July 27, 2023 resolved to reduce the share capital on a voluntary basis, pursuant to Article 2445 of the Italian Civil Code, without cancellation of any of the Company’s ordinary shares and without any reimbursement of the share capital to its shareholders, to the extent necessary to reduce the unit par value of Brembo’s ordinary shares from the current implied par value of Euro 0.104 (zero point one hundred and four) to Euro 0.01 (zero point zero one), and thus, for the maximum amount - calculated assuming that the number of ordinary shares currently issued (equal to no. 333,922,250) does not change and that no Brembo shareholder exercises the right of withdrawal due in connection with the cross-border conversion - of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty); subject to (i) the expiration of the 90 (ninety) day period starting from the date of registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo in the absence of oppositions, by Company’s creditors prior to registration; and (ii) the fulfillment of, or (as the case may be) the waiver of, the conditions upon the occurrence of which the completion of the cross-border conversion is conditional, immediately prior to the completion of the conversion itself.

Art. 6) NATURE OF THE SHARES AND RULES FOR ISSUE

All the shares in the Company are registered shares. Each share is indivisible and bears the right to one vote, without prejudice to the provisions of the subsequent paragraphs.

By way of exception to the provision of the foregoing paragraph, each share will entitle its holder to a double vote (and thus to two votes per share) where both the following conditions are met: (a) the share has been held by the same party, by virtue of lawful title giving rise to the right to vote (full ownership with the right to vote, bare ownership with the right to vote or usufruct with the right to vote) for a period of at least twenty-four consecutive months; (b) the requirement set out under (a) is witnessed by continuous registration for a period of at least twenty-four months, in the specifically instituted special list governed by this Article (the “Special List”).

Increased Voting Rights are effectively granted upon the earlier of: (i) the fifth exchange business day of the calendar month after that in which the conditions imposed by the By-laws for Increased Voting Rights are met; and (y) the record date of the General Shareholders’ Meeting, determined in accordance with applicable legislation, after the date on which the conditions imposed by the By-laws for Increased Voting Rights are met.

English Translation for Convenience – Only the Italian version is authentic

The Company institutes and keeps at its registered office — in the form and with the content provided for in applicable legislation — the Special List in which the parties who intend to benefit from the Increased Voting Rights must be registered.

In order to be registered in the Special List, the party meeting the requirements set out in this Article must submit a specific application, appending a notice attesting to share possession — which may apply even only to part of the shares held by the shareholder — issued by the intermediary with which the shares are held in accordance with applicable legislation. Increased Voting Rights may be requested even for only a part of the shares held by the shareholder. If the applicant is not a natural person, in the application it must be specified whether the applicant is subject to direct or indirect control by third parties and the identification details of any controlling entity must be disclosed.

The provisions regarding the shareholder register and all other applicable provisions, including with regard to the publication of information and shareholders’ right of inspection, apply to the Special List set out in this Article, to the extent applicable.

The Special List is updated by the Company by the fifth exchange business day after the end of each calendar month and, in any event, by the record date in accordance with applicable legislation in respect for the right to participate and vote in the shareholders’ meeting.

Removal from the Special List will occur in the following cases:

a) waiver by the interested party;

b) notice from the interested party or intermediaries attesting to loss of the requirements for the Increased Voting Rights or the loss of lawful title to the shares and/or the of relevant voting rights;

c) automatically, where the Company becomes aware of circumstances entailing the loss of the requirements for the Increased Voting Rights or the loss of lawful title to shares and/or the relevant voting rights.

Increased Voting Rights will be forfeit:

a) when a share is transferred, with or without valuable consideration, it being understood that ‘transfer’ also includes the grant of a pledge, right of usufruct or other security interest in the share, where this entails the loss of the voting right by the shareholder;

b) when a controlling interest in a company or other entity that holds Increased Voting Rights in excess of the threshold set out in Article 120, paragraph 2, of Legislative Decree No. 58 of 24 February 1998 is transferred directly or indirectly.

English Translation for Convenience – Only the Italian version is authentic

Increased Voting Rights:

a) are retained in the event of the grant by the party registered in the Special List of a pledge or right of usufruct on the shares (for such time as the voting right is held by the party granting the pledge or right of usufruct);

b) are retained in the event of hereditary succession by the heir and/or legatee;

c) are retained in the event of a merger or de-merger of the shareholder by the surviving company in the merger or the beneficiary of the de-merger;

d) are proportionally extended to newly issued shares in the event of a capital increase pursuant to Article 2442 of the Italian Civil Code and a capital increase by new contribution through exercise of options;

e) may also be attached to shares assigned in exchange for those with which Increased Voting Rights are already associated, in the event of the merger or de-merger of the Company, where the terms and conditions of the merger or de-merger so provide;

f) are retained in the event of the transfer of UCIs managed by the same party from one portfolio to another;

g) are retained in the event of transfer without valuable consideration to an entity including, without limitation, a trust, marital fund or foundation, of which the transferor or the transferor’s heirs are beneficiaries;

h) where the equity investment is held by a trust, are retained in the event of a change of trustee.

In the situations set out under points (d) and (e) of the foregoing paragraph, the new shares acquire Increased Voting Rights (i) for the newly issued shares to which the holder is entitled in exchange for shares in respect of which Increased Voting Rights have already accrued, with effect from registration in the Special List, without the need to complete an additional un-interrupted holding period, and (ii) for the newly issued shares to which the holder is entitled in exchange for shares in respect of which Increased Voting Rights have not yet accrued (but are in the process of accruing), with effect from the completion of the holding period, calculated from the date of original registration in the Special List.

All holders of Increased Voting Rights may always irrevocably waive such Increased Voting Rights (in whole or in part) at any time by written notice to be sent to the Company, without prejudice that the fact that the loyalty voting rights may be reacquired in respect of the shares for which they are waived through new registration in the Special List and the full completion of an uninterrupted holding period of no less than 24 months.

Increased Voting Rights are also considered when calculating quora for the constitution of meetings and for passing resolutions that are based on percentages of share capital, but have no effect on rights other than voting rights, that are conferred by virtue of holding certain percentages of share capital.

English Translation for Convenience – Only the Italian version is authentic

For the purposes of this Article, the notion of ‘control’ is as defined in the regulations for listed issuers.

The representation of shares held under co-ownership shall be regulated pursuant to law.

The shares are dematerialised and are stored in the centralized management system mentioned in Legislative Decree No. 58 of 24 February 1998, as amended and extended (“TUF”) under the dematerialisation regime on the basis of agreements entered into by the Company’s administrative organ with the management company pursuant to TUF, Legislative Decree No. 213 of 24 June 1998 and the Implementing Regulations approved by CONSOB resolution No. 11768 of 23 December 1998, as further amended and extended.

Art. 7) PAYMENTS ON SHARES

Payments due on shares shall be called by the Board of Directors whenever the latter deems fit, on one or several occasions, at least fifteen days prior to the scheduled payment date and in the manner the Board of Directors deems fit. Delays by shareholders in making the payments due shall entail the application of interest at the legal rate increased by five points, and in any event, not in excess of the limits established from time to time pursuant to Law No. 108 of 7 March 1996, as further amended and extended.

Art. 7-BIS) BONDS

The Company may issue bonds, including convertible bonds, in compliance with statutory provisions.

The power to authorise the issue of ordinary bonds, resides with the Board of Directors.

The issue of convertible bonds or bonds with warrants, must be approved by the Extraordinary General Meeting, in accordance with the provisions of Article 2420-bis of the Italian Civil Code and other applicable statutory provisions, without prejudice to the General Meeting’s right to delegate to the Board the powers required to issue convertible bonds, pursuant to section 2420-ter of the Italian Civil Code and other applicable statutory provisions.

Art. 8) RIGHT OF WITHDRAWAL

The right of withdrawal of shareholders shall be regulated pursuant to applicable statutory provisions.

GENERAL SHAREHOLDERS’ MEETINGS

Art. 9) ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING The duly constituted General Shareholders’ Meeting shall represent all the shareholders and General Meeting resolutions passed in accordance with law and these By-laws shall be deemed to be binding on all the shareholders. The General Shareholders’ Meeting shall be Ordinary and Extraordinary as required under law, and shall be convened at the registered offices, or elsewhere in Italy, whenever the Board of Directors deems fit and in the cases contemplated under law, in accordance with the manner, form and deadlines specified in applicable statutory and regulatory provisions.

English Translation for Convenience – Only the Italian version is authentic

Art. 10) CALLING

The General Meeting shall be called by the Board of Directors by notice of calling containing an indication of the date, time and venue of the scheduled meeting, the items placed on the agenda, as well as further information required by applicable laws and regulations.

The notice of calling of the General Shareholders’ Meeting shall be published, within the terms established by law, on the Company’s website and in compliance with any other methods required by laws and regulations from time to time into force.

The Ordinary General Shareholders’ Meeting must be called by the administrative organ at least once a year within one hundred and twenty days following the end of the Company’s financial year, or within one hundred and eighty days from such date in the case where the Company is required to draw up consolidated financial statements or where warranted by specific reasons pertaining to the Company’s corporate purpose and structure, such reasons being indicated in the Directors’ Report mentioned in Article 2428 of the Italian Civil Code.

Article 10-BIS) ADDITION OF ITEMS TO THE AGENDA AND SUBMISSION OF NEW MOTIONS.

Shareholders who, individually or collectively, represent at least one fortieth of share capital may submit a written application, according to the terms and conditions set forth in applicable laws and regulations, to add items to the agenda for the Shareholders’ Meeting, indicating the proposed additional items of business in the application, or to submit new motions on the items already on the agenda.

The notice of calling, setting forth the items placed on the agenda, shall be published in accordance with the procedures specified in article 10 above, by the deadlines imposed under applicable statutory and regulatory provisions. Shareholders intending to request the inclusion of additional items on the agenda of the General Shareholders’ Meeting, or submitting new motions on the items already on the agenda, shall draw up a report on the said additional items, or on the additional motions submitted on the items already on the agenda.

English Translation for Convenience – Only the Italian version is authentic

The report in question shall be submitted to the Board of Directors by the final deadline imposed for the submission of requests for the inclusion of additional items on the agenda. The Board of Directors shall disclose the said report to the public, together with any Board’s own assessments, and at the same time, publish the notice of the inclusion of additional items on the agenda, on the Company’s website and in accordance with the other procedures set forth in applicable statutory and regulatory provisions. The agenda may not be extended through the inclusion therein of items pertaining to matters on which the General Shareholders’ Meeting may only pass resolutions, pursuant to law, at the motion of the directors or on the basis of a draft resolution or otherwise a report drawn up by the directors, other than the report on the items included on the agenda.

Article 10-TER) RIGHT TO POSE QUESTIONS PRIOR TO THE GENERAL SHAREHOLDERS’ MEETING

Shareholders who are entitled to vote at the General Shareholders’ Meeting may pose questions even prior to the said Meeting, according to the terms and procedures prescribed in the notice of calling.

11) PARTICIPATION IN AND REPRESENTATION AT GENERAL SHAREHOLDERS’ MEETINGS

Shareholders are entitled to vote and may participate in the meeting and cast votes if the Company has received an appropriate notice certifying their standing, issued by the intermediary participating in the centralised financial instrument management system, by the third trading day prior to the date for which the Shareholders’ Meeting is scheduled (or within other term as provided for under applicable law).

Any party entitled to participate in a Shareholders’ Meeting may be represented by another person, not required to be a shareholder, through proxy granted pursuant to the procedures prescribed by applicable laws and indicated in the notice of calling. Proxies may be also granted electronically and notified to the Company by e-mail sent to the certified e-mail address specified in the notice of calling.

Proxies may be issued only for a specific General Shareholders’ Meeting and shall be valid even for subsequent callings of such General Meeting, pursuant to applicable statutory provisions. The Chairman of the General Shareholders’ Meeting shall declare the validity of proxies, and in general, the right to participate in the Meeting.

Art. 12) CHAIRMAN OF THE GENERAL SHAREHOLDERS’ MEETING AND MINUTES

The General Shareholders’ Meeting shall be chaired by the Chairman of the Board of Directors and, in the absence or disability thereof, by the Deputy Chairman, if appointed. In the case where the Chairman and the Deputy Chairman, if appointed, both waive their chairmanship rights or are unable to exercise the same, the General Meeting shall be chaired by another person appointed by the General Meeting by simple majority.

At the motion of the Chairman, the General Meeting shall appoint a Secretary, who need not necessarily be a party holding voting rights, who, if necessary, shall in turn appoint two scrutineers who need not necessarily be shareholders.

English Translation for Convenience – Only the Italian version is authentic

The Chairman of the General Meeting shall determine whether or not the General Meeting is validly constituted and shall direct and regulate the proceedings, establishing the procedures and the order of voting. In drawing up the minutes, the Chairman shall be assisted by the Secretary. Where required under law or requested by the Chairman of the General Meeting, the minutes shall be drawn up by a notary public.

Art. 13) QUORA AND RESOLUTIONS OF THE GENERAL SHAREHOLDERS’ MEETING

Ordinary and Extraordinary General Shareholders’ Meetings are normally held following a single calling. The quorum requirements for constituting a session and passing resolutions set out in applicable current provisions of law shall apply to this end. However, should the Board of Directors deem it to be appropriate, it may decide that the Ordinary or Extraordinary General Shareholders’ Meeting be held following multiple callings, expressly specifying this information in the notice of calling. The Ordinary and Extraordinary General Shareholders’ Meeting at first, second or third calling shall be validly constituted and pass resolutions with majorities established under law applicable case by case.

ADMINISTRATION

Art.14) ADMINISTRATIVE AND AUDITING SYSTEM

Pursuant to Article 2380 of the Italian Civil Code, the Company shall adopt the administrative and auditing system regulated under paragraphs 2, 3 and 4 of the said Article 2380 of the Italian Civil Code.

Art. 15) COMPOSITION OF THE BOARD OF DIRECTORS

The Company shall be administered by a Board of Directors made up of a minimum of 5 (five) and a maximum of 11 (eleven) members, who need not necessarily be shareholders, as established from time to time by the General Shareholders’ Meeting at the time of the appointment of the Board.

The Board of Directors shall be made up of executive and non-executive directors.

In any event, (i) at least 1 (one) Board member or 2 (two) if the Board is made up of more than 7 (seven) members, must meet the requirements of independence pursuant to laws and the Corporate Governance Code of Borsa Italiana, adopted by the Company and (ii) the composition of the Board of Directors must reflect gender balance, in accordance with the laws and regulations from time to time in force.

Board members shall be eligible for reappointment and, save where otherwise established by General Meeting resolution, shall be appointed for a term determined by the General Meeting resolution appointing them, up to a maximum of three financial years. The term of office of the Board of Auditors shall be deemed to expire on the date of the General Shareholders’ Meeting called for the approval of the financial statements pertaining to the last financial year of their term, save in the case of the reasons for termination or disqualification contemplated under law or in these By-laws.

English Translation for Convenience – Only the Italian version is authentic

Art. 15-BIS) APPOINTMENT OF THE MEMBERS OF THE BOARD OF DIRECTORS

After determining the number of members making up the Company’s Board, the Ordinary Shareholders’ Meeting shall proceed to appoint the same, on the basis of voting lists submitted by shareholders pursuant to the following paragraphs.

Voting lists may be submitted only by those shareholders who, as at the date on which the lists are lodged with the Company, either on their own or together with others, represent at least the minimum percentage of the shares bearing voting rights at the Ordinary Shareholders’ Meeting, established under applicable statutory and regulatory provisions.

Each shareholder (as well as (i) shareholders belonging to the same group, the latter term being defined to include the party, which need not necessarily be a corporation, exercising control within the meaning of article 2359 of the Italian Civil Code, and each subsidiary controlled by, or under the common control of the said party or (ii) shareholders who have entered into the same shareholders’ agreement within the meaning of article 122 of TUF, or (iii) shareholders who are otherwise associated with each other by virtue of associative relationships contemplated under the applicable statutory and/or regulatory framework) may submit, either on their own or jointly with other shareholders, directly or through third party intermediaries, or trust companies, a single list of candidates, under pain of disqualification of the list.

The lists of candidates, duly signed by the shareholders submitting the same, or the shareholder delegated to make the submission, together with all the other related documents as required under these By-laws, must be filed with the Company’s registered offices at least twenty-five (25) calendar days prior to the scheduled date of the General Meeting at first calling and public disclosure must be made both on the Company’s website and at its registered offices, in the manner and form specified under applicable statutory and regulatory provisions, at least twenty-one (21) calendar days prior to the scheduled date of the General Meeting. The filing of voting lists pursuant to the provisions of this article 15-bis shall also be valid for General Meetings held at subsequent callings, if any. In this latter case, new voting lists may be submitted and the aforementioned terms set forth for the filing of lists are reduced to fifteen and ten days, respectively.

English Translation for Convenience – Only the Italian version is authentic

In order to establish their ownership of the number of shares required for the submission of lists, each shareholder making such a submission must file with the Company’s registered offices, together with the voting list in question, by the end of the day on which the said list is lodged with the registered offices or thereafter but not later than the deadline imposed for the public disclosure of lists pursuant to the preceding paragraph, a copy of the notice issued by authorised intermediaries and mentioned in article 11 of these By laws, establishing his or her ownership of the minimum shareholding required for the submission of lists, taking due account of the shares registered in the name of the shareholder in question as at the date on which the lists are lodged with the Company’s registered offices.

Each candidate may appear on only one list, upon penalty of ineligibility.

The number of candidates on each list may be no less than 2 (two) and no more than the maximum number of Board members mentioned in article 15 of these By-laws. The candidates must be listed in serial order. Furthermore, each list must include at least 1 (one) candidate or at least 2 (two) candidates, if the Board is to be made up of more than 7 (seven) members who meet the requirements of independence pursuant to laws and the Corporate Governance Code of Borsa Italiana, endorsed by the Company.

The lists containing a number of candidates equal to or greater than 3 (three) cannot include only candidates of the same gender (men and women); such lists must include a number of candidates of the under-represented gender such as to ensure that the composition of the Board of Directors complies with the laws and regulations on gender balance (men and women) from time to time in force, it being understood that where the application of the distribution criterion between genders results in a non integer number, this must be rounded up in compliance with the legislation — including regulatory — applicable from time to time and as specified in the notice of calling of the General Shareholders’ Meeting called to resolve on the appointment of the members of the Board of Directors.

Moreover, all lists must be drawn up taking into account the diversity criteria specified in the Corporate Governance Code of Brembo S.p.A.

Together with each list, the following documents must be filed with the Company’s registered office, no later than the deadline imposed for the filing of lists, and that is to say, the 25th (twenty-fifth) calendar day immediately preceding the scheduled date of the General Shareholders’ Meeting:

1. the curriculum vitae of each candidate providing exhaustive information on his personal and professional features, with an indication of whether or not the candidate meets the requirements of independence, pursuant to laws and the Corporate Governance Code of Borsa Italiana, endorsed by the Company, as well as an indication of any other executive positions and directorships held in companies belonging to the significant categories listed in the “Brembo S.p.A. Corporate Governance Manual”, as mentioned in the text of the notice of calling of the General Meeting called to pass resolutions on the appointment of Board members;

English Translation for Convenience – Only the Italian version is authentic

2. a declaration through which each candidate accepts his candidature and, certifies, under his own responsibility that:

A. he does not labour under any of the causes of ineligibility or disqualification within the meaning of section 2382 of the Italian Civil Code;

B. he meets the requirements of personal integrity and professionalism imposed under applicable statutory and/or regulatory provisions;

C. where applicable, an indication that the candidate meets the requirements of independence pursuant to laws and the Corporate Governance Code of Borsa Italiana, endorsed by the Company;

3. a list of the shareholders submitting the voting list, with an indication of their names, company names, registered offices, registration number with the Office of the Registrar of Companies or an equivalent body, and the overall percentage of share capital held by the shareholders submitting the voting list. Voting lists submitted other than in compliance with the provisions of the preceding paragraphs, shall be deemed as never having been submitted. The lists submitted are subject to disclosure obligations as per applicable regulations.

Art. 15–TER) VOTING PROCEDURES

Each party entitled to vote (as well as (i) shareholders belonging to the same group, the latter being defined to include the party, which need not necessarily be a corporation, exercising control within the meaning of article 2359 of the Italian Civil Code, and each subsidiary controlled by, or under the common control of the said party or (ii) shareholders who have entered into the same shareholders’ agreement within the meaning of article 122 of TUF, as amended, or (iii) shareholders who are otherwise associated with each other by virtue of associative relationships contemplated under the applicable statutory and/or regulatory framework) shall be entitled to vote for only one list.

The Chairman shall determine the voting procedures to be followed from time to time, pursuant to applicable statutory and regulatory provisions.

For the intents and purposes of appointments to the Board of Directors pursuant to the provisions set forth below, no account must be taken of lists that failed to obtain a number of votes representing at least half the percentage of share capital established under article 15-bis of these By-laws for the submission of voting lists.

Should no voting list be submitted, the General Meeting shall make the required appointments through resolutions approved by the majority of votes cast, in accordance with laws and regulations from time to time in force, also on gender balance (men and women) (including the rounding-up to the next higher unit in the event the application of the distribution criterion between genders results in a non integer number) Should only one list be submitted, all the members of the Board of Directors shall be appointed from the said list in accordance with laws and regulations on gender balance (men and women) from time to time in force (including the rounding-up to the next higher unit in the event the application of the distribution criterion between genders results in a non integer number).

English Translation for Convenience – Only the Italian version is authentic

Should, on the other hand, two or more lists be submitted, the Board of Directors shall be appointed as follows:

- all the Board members to be appointed as determined by the General Meeting, save 1 (one), shall be drawn from the list obtaining the highest number of the votes cast, in the same serial order in which they appear on the said list, without prejudice to provisions aimed at guaranteeing the gender balance (men and women), in accordance with the relevant laws and regulations from time to time in force;

- the remaining seat on the Board shall be awarded to the first candidate on the list that obtained the second highest number of votes and that is not linked in any way, whether directly or indirectly, with the shareholders who submitted or voted in favour of the list that obtained the highest number of votes;

- the Board positions reserved to candidates meeting the requirements of independence, pursuant to article 15 of these By-laws, will be filled from the list that obtained the highest number of the votes cast, or if this is not possible, from the list that obtained the second highest number of votes.

Should the voting not comply with laws and regulations on the gender balance (men and women) from time to time in force (including the rounding up to the next higher unit in the event the application of the distribution criterion between genders results in a non integer number), the last-elected candidate of the most represented gender taken, in serial order, from the list that obtained the highest number of votes, will be excluded and replaced by the first unelected candidate of the opposite gender taken from the same list.

This process of replacement shall be repeated until the composition of the Board of Directors complies with laws and regulations on gender balance (men and women) from time to time in force, (including the rounding-up to the next higher unit in the event the application of the distribution criterion between genders results in a non integer number). In the case where it is not possible to draw from the list obtaining the highest number of votes the required number of Directors belonging to the gender less represented and necessary to guarantee compliance with laws and regulations on the gender balance (men and women) from time to time in force, the Board seats in question will be filled by appointments by the General Shareholders’ Meeting, by ordinary procedures and majorities. Should the application of the distribution criterion between genders result in a non integer number, this must be rounded up to the next higher unit.

English Translation for Convenience – Only the Italian version is authentic

Should, during any financial year, one or more Board members drawn from the list that obtained the highest number of votes (Majority Board members), cease to serve in office for any reason or cause whatsoever, without affecting the majority of the Board members appointed by the general meeting, the following procedure shall apply:

- the Board shall replace the outgoing Majority Board members by cooptation pursuant to the provisions of article 2386 of the Italian Civil Code, in accordance with laws and regulations on gender balance (men and women) from time to time in force, it being understood that if the outgoing Majority Board member is an independent director, another independent director must be co-opted to replace him;

- the directors thus co-opted shall remain in office through to the next Shareholders’ Meeting that shall either confirm or replace them following the ordinary procedures and with ordinary majorities, in departure from the list based voting system mentioned in Article 15-bis above.

Should, during any financial year, the Board member drawn from the list that obtained the second highest number of votes (Minority Board member), cease to serve in office for any reason or cause whatsoever, the following procedure shall apply:

(i) the Board shall replace the outgoing Minority Board member with the first unelected candidate on the same list, provided that the said candidate is still eligible and willing to accept the appointment, and if not, with the first eligible candidate willing to accept the appointment, from the candidates appearing in serial order on the same list, or, in default, from the list that obtained the highest number of votes from amongst all the lists that received the minimum number of votes mentioned in this article 15-ter, without prejudice to provisions aimed at guaranteeing the gender balance (men and women), in accordance with the relevant laws and regulations from time to time in force. The replacement’s term in office shall be coterminous with that of the Board members already in office at the time of his appointment to the Board;

(ii) in the case where the Minority Board member is an independent director, he must be replaced by another independent director, without prejudice to provisions aimed at guaranteeing the gender balance (men and women), in accordance with the relevant laws and regulations from time to time in force;

(iii) if it is not possible to proceed as indicated above, as a result of the lack of a sufficient number of candidates or the unwillingness of candidates to accept their appointments, the Board of Directors shall replace the outgoing Minority Board member by co-optation pursuant to the provisions of section 2386 of the Italian Civil Code, with a director selected by the Board itself, in accordance with the principles and policies established under law, without prejudice to provisions aimed at guaranteeing the gender balance (men and women), in accordance with the relevant laws and regulations from time to time in force. The Board member thus coopted shall remain in office until the following General Meeting which shall either confirm his appointment or replace him pursuant to ordinary procedures and majorities, without recourse to the voting list system mentioned in article 15-bis above and in accordance with laws and regulations on gender balance (men and women) from time to time in force.

English Translation for Convenience – Only the Italian version is authentic

Art. 16) POWERS OF THE BOARD OF DIRECTORS

The Administrative Organ shall be in charge of Company management, save for those matters and powers that under law are reserved to the exclusive competence of the General Shareholders’ Meeting. Pursuant to Article 2365 of the Italian Civil Code, the Company’s administrative organ shall enjoy competence in respect of the following matters:

a) resolutions regarding mergers in the cases provided for by Articles 2505 and 2505-bis of the Italian Civil Code;

b) the establishment or closing of secondary offices;

c) the indication of the Directors empowered to represent the Company;

d) reduction of capital in the event of shareholder withdrawal;

e) adjustment of the By-laws to regulatory provisions;

f) the transfer of the registered office within national territory.

Art. 17) CHAIRMAN AND DELEGATED BODIES

Save where provision for the same has been made by the General Shareholder’s’ Meeting, the Board of Directors at its first meeting shall elect from amongst its members, a Chairman and, where the Board deems fit, also a Deputy Chairman. The Board shall further appoint a secretary who need not necessarily be a Board member, determining the remuneration of the same. The Board of Directors may delegate its powers to an executive committee made up of some of the Board members or by one or more Board members, including the Chairman, determining the content, limits and, if necessary, the procedures for the exercise of the delegated powers, subject to the provisions of Article 2381 of the Italian Civil Code, and further determining the remuneration thereof.

Persons or bodies invested with delegated powers must report to the Board of Directors, at least on a quarterly basis, at Board meetings, or whenever urgency so warrants, even indirectly, providing written or oral information on general management trends, foreseeable developments and the most significant transactions, in terms of amount or features, effected by the Company and its subsidiaries.

English Translation for Convenience – Only the Italian version is authentic

Similarly, pursuant to article 150 of TUF, the Board of Directors shall report at least on a quarterly basis to the Board of Statutory Auditors on the activities undertaken and the most significant transactions in economic, financial or balance-sheet terms, effected by the Company or its subsidiaries, as well as, in respect of transactions in which they may have an interest, either directly or on behalf of third parties, or that may be influenced by the party to the management and coordination of which the Company is subject. This information shall be notified by the directors to the Board of Directors in writing or orally, at specific meetings with the directors or at Board meetings or at meetings of the Board of Statutory Auditors pursuant to Article 2404 of the Italian Civil Code, or in written reports, mention of which must be made in the Register of Minutes of the meetings of the Board of Statutory Auditors, required under Article 2421, paragraph 5, of the Italian Civil Code.

Art. 17 – BIS) CHAIRMAN EMERITUS

1. The Ordinary Shareholders’ Meeting may appoint, from within or externally to the members of the Board of Directors, a Chairman Emeritus (hereinafter the “Chairman Emeritus”), chosen from among individuals who have contributed to the Company’s prestige and development notably and for a significant period of time.

2. Concurrently with the appointment of the Chairman Emeritus, the Ordinary Shareholders’ Meeting shall set his or her term of office, which may also be indefinite; in this case, the appointment may be revoked at any time by resolution of the Ordinary Shareholders’ Meeting. The Chairman Emeritus may be re-elected.

3. The functions of the Chairman Emeritus are established by the Board of Directors. In particular, the Chairman Emeritus may be assigned advisory functions relating to the definition of strategies and determination of actions aimed at the growth of the Company and Group, the execution of extraordinary transactions and the preparation of guidelines for the development of new products and/or the identification of new markets.

4. The Board of Directors may appoint a Strategic Steering Committee tasked with advising the Board of Directors regarding the matters indicated in paragraph 3 above, without prejudice to the non-binding nature of the Committee’s recommendations and opinions.

5. Where a Strategic Steering Committee is formed, the Chairman Emeritus shall be a member thereof.

6. The Board of Directors may also task the Chairman Emeritus with representing the Company at events relating to cultural, scientific and charitable activities and at institutional meetings with public and private entities.

7. The Chairman Emeritus may participate in meetings of the Board of Directors and sessions of the Ordinary and/or Extraordinary Shareholders’ Meeting. At meetings of the Board of Directors, the Chairman Emeritus expresses non-binding opinions and considerations, without voting rights.

English Translation for Convenience – Only the Italian version is authentic

8. The Board of Directors determines any remuneration and expense refund to which the Chairman Emeritus is entitled.

Art. 18) BOARD MEETINGS

Board meetings shall be called by the Chairman, or in the case of his absence or disability, the Deputy Chairman (if elected), whensoever the said Chairman or Deputy Chairman deems fit, or at the request of at least two Board members. Board meetings may be held in Italy or in another Country where the Company — directly or indirectly through its subsidiaries or investee companies — operates.

Board meetings may also be held by telephone and/or video conference call, provided that:

(i) the Chairman and Secretary of the Board meeting are physically present at the same venue;

(ii) the Chairman of the Board meeting is able to determine the identity and the right to attend the meeting of participants, regulate the proceedings of the meeting, as well as to observe and declare the results of voting;

(iii) the person drawing up the minutes of the Board meeting is able to adequately follow the proceedings subject to record in the minutes;

(iv) all attendees are able to exchange documents and, in any event, take part in real time in the debate and simultaneous voting on the items placed on the agenda.

The Chairman or in the case of the latter’s disability or absence, the Deputy Chairman, shall establish the agenda, coordinate the works and ensure that adequate information on the items placed on the agenda are provided to all the Board members.

Board meetings shall be called by registered letter, telegram, facsimile transmission or e-mail with confirmation of receipt, to be sent to all Board members and all the members of the Board of Auditors, at least five days, or in the cases of particular urgency, at least two days prior to the scheduled date of the Board meeting.

Board meetings and the Board resolutions passed thereat shall be deemed to be valid even without formal calling, provided that all the Board members and members of the Board of Auditors are present at the Board meeting.

Art. 19) BOARD RESOLUTIONS

The Board of Directors shall pass valid resolutions with the attendance (even by telephone and/or video conference call) of the majority of the directors in office and the favourable vote of the majority of the directors present at the Board meeting. In the case of deadlock, the Chairman shall cast the deciding vote.

Board resolutions must be recorded in the minutes, transcribed in the specific Register of Board resolutions, and signed by the Chairman and the Secretary of the Board meeting.

English Translation for Convenience – Only the Italian version is authentic

Art. 20) COMPANY REPRESENTATION

The representation of the Company before third parties and the Courts shall lie, severally and not jointly, with the Chairman of the Board and the Deputy Chairman, if appointed.

Such representation shall also lie with the managing directors, if appointed, with regard to and up to the limits of the powers thereto attributed and with the Board members invested with powers of representation by the Board pursuant to Article 17 of these Company By-laws.

Persons vested with powers of representation of the Company may appoint special attorneys-in-fact who need not be Board members or shareholders of the Company, in respect of individual tasks or categories of tasks, determining the remuneration thereof.

Art. 21) DIRECTORS’ REMUNERATION

Board members are entitled to the reimbursement of the expenses sustained by reason of their office and remuneration as determined by the General Meeting at the time of appointment of the Board.

The remuneration of Board members in charge of specific tasks shall be established by the Board, after having heard the opinion of the Board of Statutory Auditors.

The General Meeting may establish an overall amount by way of remuneration for all the Board members, including those in charge of specific tasks, to be subdivided amongst the Board members as established by the Board itself, pursuant to law.

BOARD OF STATUTORY AUDITORS

Art. 22) COMPOSITION AND APPOINTMENT OF THE BOARD OF AUDITORS

The Board of Auditors shall be made up of 3 (three) acting auditors and 2 (two) alternates, appointed by the General Meeting on the basis of voting lists submitted by shareholders, subject to the following procedures.

The voting lists submitted for the aforesaid purpose, must be divided into two sections: one for candidates for the post of acting auditor and the other for candidates for the post of alternate.

All the voting lists submitted:

(i) must include at least one candidate for the post of acting auditor and, in any event, a number of candidates not exceeding the total number of members to be appointed to the Board of Auditors, it being further understood that all candidates must be listed in serial order. Each candidate may appear on only one list, upon penalty of ineligibility; (ii) the lists containing a number of candidates equal to or greater than 3 (three), considering both sections, must include a number of candidates in the acting Statutory Auditors’ section such as to ensure that the composition of the Board of Statutory Auditors, in respect of its acting members, complies with the laws and regulations on gender balance (men and women) from time to time in force, it being understood that where the application of the distribution criterion between genders results in a non integer number, this must be rounded up in compliance with the legislation — including regulatory — applicable from time to time and as specified in the notice of calling of the General Shareholders’ Meeting called to resolve on the appointment of the members of the Board of Statutory Auditors. Moreover, all lists must be drawn up taking into account the diversity criteria specified in the Corporate Governance Code of Brembo S.p.A.

English Translation for Convenience – Only the Italian version is authentic

Voting lists may be submitted only by those shareholders who, at the date the lists were submitted, represent, either on their own or together with others, at least the minimum shareholding required for the submission of lists of candidates seeking appointment to the Board of Directors, pursuant to article 15-ter of these By-laws, or such other percentage of the share capital, as may be established under applicable statutory and regulatory provisions.

Each party entitled to vote (as well as (i) shareholders belonging to the same group, the latter term being defined to include the party, which need not necessarily be a corporation, exercising control within the meaning of article 2359 of the Italian Civil Code, and each subsidiary controlled by, or under the common control of the said party or (ii) shareholders who have entered into the same shareholders’ agreement within the meaning of article 122 of TUF, or (iii) shareholders who are otherwise associated with each other by virtue of associative relationships contemplated under the applicable statutory and/or regulatory framework) may submit, either on their own or jointly with other shareholders, directly or through third party intermediaries, or trust companies, a single list of candidates, under pain of disqualification of the list.

The lists of candidates, duly signed by the shareholders submitting the same, or the shareholder delegated to make the submission, together with all the other related documents as required under these By-laws, must be filed with the Company’s registered offices at least twenty-five (25) calendar days prior to the scheduled date of the General Meeting at first calling and public disclosure must be made both at Company’s registered offices and on its web-site and in the manner and form specified under applicable statutory and regulatory provisions, at least twenty-one (21) calendar days prior to the scheduled date of the General Meeting. The filing of voting lists for the appointment of Statutory Auditors taken from a minority list, pursuant to the provisions of this Article 22 shall also be valid for General Shareholders’ Meetings held at subsequent callings, if any. In this latter case, new voting lists may be submitted and the aforementioned terms set forth for the filing of lists are reduced to fifteen and ten days, respectively.

English Translation for Convenience – Only the Italian version is authentic

In order to establish their ownership of the number of shares required for the submission of lists, each shareholder making such a submission must file with the Company’s registered offices, together with the voting list in question, by the end of the day on which the said list is lodged with the registered offices or thereafter but not later than the deadline imposed for the public di closure of lists pursuant to the preceding paragraph, a copy of the notice I sued by authorised intermediaries and mentioned in article 11 of these By-laws, establishing his or her ownership of the minimum shareholding required for the submission of lists, taking due account of the shares registered in the name of the shareholder in question as at the date on which the lists are lodged with the Company’s registered offices.

No later than the deadline imposed for the filing of lists, and that is to say, the 25th (twenty-fifth) calendar day immediately preceding the scheduled date of the General Shareholders’ Meeting, the following documents must also be filed with the registered office together with each list: (i) declarations issued by each candidate attesting their acceptance of their candidature and further attesting, under their own responsibility, that they do not labour under any of the reasons or causes of disqualification and ineligibility and that they meet the requirements of personal integrity and professionalism and independence imposed under applicable regulations for such posts and by the Code of Conduct of Borsa Italiana, endorsed by the Company, (ii) exhaustive information on each candidate’s personal and professional features (curriculum vitae) (iii) a list of directorships or auditorships held in other companies or bodies by candidates seeking appointment to the Board of Auditors, if the same are significant in light of restrictions on the cumulative number of positions members of the Board of Auditors may hold, imposed pursuant to these By-laws or under applicable statutory and/or regulatory provisions; (iv) a list of the shareholders submitting the voting list, with an indication of their names, company names, registered offices, registration number with the Office of the Registrar of Companies or an equivalent body, and the overall percentage of share capital held by the shareholders submitting the voting list; (v) with regard to any lists submitted by shareholders other than those who, separately or collectively, hold a controlling (or relative majority) interest in the Company, a declaration attesting to the absence of connections, as defined in current applicable legislation, with such shareholders.

Voting lists submitted other than in compliance with the provisions of this article, shall be deemed as never having been submitted.

The candidates must meet the requirements of eligibility, personal integrity and professionalism imposed under law and must not hold offices in excess of the threshold established in Article 23 below.

English Translation for Convenience – Only the Italian version is authentic

Each party entitled to vote (as well as (i) shareholders belonging to the same group, the latter being defined to include the party, which need not necessarily be a corporation, exercising control within the meaning of article 2359 of the Italian Civil Code, and each subsidiary controlled by, or under the common control of the said party or (ii) shareholders who have entered into the same shareholders’ agreement within the meaning of article 122 of TUF, or (iii) shareholders who are otherwise associated with each other by virtue of associative relationships contemplated under the applicable statutory and/or regulatory framework) shall be entitled to vote for only one list.

The Chairman shall determine the voting procedures to be followed from time to time, pursuant to applicable statutory and regulatory provisions. Should no voting list be submitted, the General Meeting shall appoint the Board of Auditors and the Chairman thereof, through resolutions approved by the majority of votes cast, in accordance with laws and regulations from time to time in force, also on gender balance (men and women).

If only one voting list is submitted, the entire Board of Auditors shall be drawn therefrom and the first candidate on the list shall be appointed Chairman of the Board of Auditors in accordance with laws and regulations on gender balance (men and women) from time to time in force.

. Should, on the other hand, two or more lists be submitted, the Board of Auditors shall be appointed as follows:

- without prejudice to the compliance with laws and regulations on gender balance (men and women) from time to time in force (a) the first two candidates for the post of statutory auditor and (b) the first candidate for the post of alternate auditor, appearing in serial order on the list that obtained the highest number of votes, shall be appointed to the Board of Auditors;

- (a) the first candidate for the post of statutory auditor, who shall also be appointed Chairman of the Board of Auditors, and (b) the first candidate for the post of alternate auditor, if indicated, appearing in serial order on the list receiving the second highest number of votes and that is not directly or indirectly linked with the shareholders who submitted or voted the list that obtained the highest number of votes; in the case where no candidate for the post of alternate auditor is included in the said list, the first candidate for the post of alternate on the list obtaining the next highest number of votes, and that is not directly or indirectly linked with the shareholders who submitted or voted the list the obtained the highest number of votes, shall be deemed appointed to the said position.

English Translation for Convenience – Only the Italian version is authentic

Should the voting process not comply with law and regulations on the gender balance (men and women) from time to time in force, the last-elected candidate for the post of statutory auditor of the most represented gender taken, in serial order, from the list that obtained the highest number of votes, will be excluded and replaced by the first unelected candidate of the opposite gender taken from the same list.

Should, during any financial year, one or more members of the Board of Auditors be drawn from the list that obtained the highest number of votes (Majority Auditors), cease to serve in office for any reason or cause whatsoever, the same shall be replaced — where possible — by the other alternate auditor drawn from the same list as the outgoing auditor, or in default thereof, by the other alternate, without prejudice to the compliance with laws and regulations on gender balance (men and women) from time to time in force. Should it not be possible to proceed as indicated above, a General Meeting must be called pursuant to Article 2401, paragraph 3, of the Italian Civil Code, for making the required appointments to the Board of Auditors, in accordance with ordinary procedures and majorities, without recourse to the voting list system mentioned in this article 22, without prejudice to the compliance with laws and regulations on gender balance (men and women) from time to time in force.

Should, during any financial year, the member of the Board of Auditors drawn from the list that obtained the second highest number of votes (the “Minority Auditor”), cease to serve in office for any reason or cause whatsoever, the same shall be replaced — where possible — by the alternate drawn from the same list as the outgoing auditor, and shall also assume the chair of the Board of Auditors, remaining in office for a term coterminous with that of the other members of Board of Auditors already in office at the time of his appointment as serving auditor without prejudice to the compliance with laws and regulations on gender balance (men and women) from time to time in force. Should it not be possible to proceed as indicated above, the entire Board of Auditors shall be deemed to have immediately ceased serving in office, and accordingly, a General Meeting must be called for the appointment of a new Board of Auditors, pursuant to the voting list system mentioned in this article 22 without prejudice to the compliance with laws and regulations on gender balance (men and women) from time to time in force.

Should the General Meeting be called upon to appoint the alternate auditors required to ensure that all posts on the Board of Auditors are filled, pursuant to section 2401, paragraph 1, of the Italian Civil Code, the related resolutions shall be approved in accordance with ordinary procedures and majorities, without recourse to the voting list system mentioned in this article 22 without prejudice to the compliance with laws and regulations on gender balance (men and women) from time to time in force.

English Translation for Convenience – Only the Italian version is authentic

Art. 23) TASKS OF THE BOARD OF AUDITORS

The Board of Statutory Auditors discharges the supervisory duties entrusted to it under applicable laws and regulations and supervises compliance with the law and By-laws, observance of the principles of sound management and in particular of the adequacy of the organisational, administrative and accounting structures adopted by the Company and the material operation of those structures, as well as the concrete approach to implementing the corporate governance rules set forth in applicable legislation.

Persons who fail to meet the requirements for eligibility, and of personal integrity and professionalism imposed under law, as well as persons who hold directorships or auditorships in excess of applicable statutory and/or regulatory thresholds, may not be appointed to the Board of Auditors, and if appointed, must be deemed disqualified from office.

Auditors are appointed for a term of three years and are eligible for reappointment.

The term of office of the Board of Auditors shall be deemed to expire on the date of the General Shareholders’ Meeting called for the approval of the financial statements pertaining to the last financial year of their term, save in the case of the reasons for termination or disqualification contemplated under law or in these By-laws.

The General Meeting shall establish the remuneration due to members of the Board of Auditors, pursuant to law.

FINANCIAL STATEMENTS AND PROFITS

Article 23-BIS) STATUTORY AUDIT OF ACCOUNTS

The statutory audit of accounts shall be carried out by independent auditors that meet the relevant statutory requirements. The appointment and dismissal of the Company’s independent auditors, as well as the tasks, powers and responsibilities thereof, shall be governed under applicable statutory and regulatory provisions.

Art. 24) FINANCIAL YEARS

The financial year of the Company shall end on the 31st (thirty-first) of December of each year.

Art. 25) FINANCIAL STATEMENTS

At the end of each financial year, the financial statements made up of the balance sheet, the income statement and the notes to the financial statements, shall be prepared pursuant to law.

Art. 26) LEGAL RESERVE AND ADVANCES ON DIVIDENDS

The net profits as per the financial statements for the year, net of a portion amounting to at least 5% (five percent) to be set aside to the legal reserve pursuant to and within the limits of the Article 2430 of the Italian Civil Code, may be distributed to shareholders or set aside to a reserve, as determined by General Shareholders’ Meeting resolutions.

Advances on dividends may be distributed pursuant to Board resolutions passed pursuant Article 2433-bis of the Italian Civil Code, it being understood that such advances must be distributed in accordance with the procedures and restrictions set forth in statutory provisions.

English Translation for Convenience – Only the Italian version is authentic

Art. 27) UNCOLLECTED DIVIDENDS

Dividends that are not collected within five years from the date on which they fall due, shall be deemed to be forfeited in favour of the Company.

Art. 27–BIS) MANAGER IN CHARGE OF THE COMPANY’S FINANCIAL REPORTS

The Board of Directors, after having necessarily acquired the compulsory but non-binding opinion to be issued by the Board of Auditors, shall, with the majorities mentioned in article 19 of these By-laws, approve a resolution appointing the Manager in charge of the Company’s financial reports (hereinafter referred to, in short, as the “Manager”), and establishing the remuneration thereof.

No person who fails to meet the following requirements of professionalism, may be appointed to the post of Manager, and if appointed, must be deemed disqualified from office:

(a) diploma or university degree in economics, finance, or subjects related to business management and corporate organisation;

(b) at least three years’ professional experience:

- in a position of responsibility in the administrative and/or auditing fields, or an executive position with a joint-stock company, or

- in a position of responsibility for business management or auditing, or as a consultant such as a Certified Public Accountant, with corporations operating in the credit, financial or insurance fields or sectors closely related thereto, or in the Company’s core business and related sectors mentioned in article 4 of these By-laws, entailing the management of financial and economic resources.

Furthermore, no person who fails to meet the requirements of personal integrity imposed under article 147-quinquies of TUF, may be appointed to the post of Manager, and if appointed, must be deemed disqualified from office. The Board of Directors shall endow the Manager with adequate powers and resources for performing his tasks and duties, in accordance with the provisions of article 154-bis of TUF.

The Manager shall be appointed for a three-year term that may be renewed once or several times.

Should the Manager cease to serve in office, or should the employment relationship underway between the Manager and the Company be terminated for any reason or cause whatsoever, the Board of Directors shall, without delay, appoint a replacement in the person of another Manager, after having necessarily heard the compulsory but non-binding opinion to be issued by the Board of Auditors, it being understood that the related Board resolution must be approved with the majorities mentioned in article 19 of these By-laws. The Manager thus appointed shall remain in office for a new three-year term.

English Translation for Convenience – Only the Italian version is authentic

The Manager shall be invested with the powers and responsibilities attributed thereto under article 154-bis of TUF, and related implementing regulations. The Manager shall attend Board meetings at which matters falling within his sphere of competence are discussed.

Art. 28) DISSOLUTION AND WINDING-UP

In the case of the dissolution and winding up of the Company, the Extraordinary General Shareholders’ Meeting shall appoint the receivers, determining:

(i) the number of receivers;

(ii) in the case of several receivers, the rules of functioning of the panel of receivers, even through reference to the rules regulating the functioning of the Board of Directors insofar as the same are compatible;

(iii) the parties invested with powers of representation of the Company;

(iv) the policies governing the winding-up;

(v) any and all restrictions on the powers of the receivers.

MISCELLANEOUS

Art. 29) FINAL PROVISIONS

Any and all matters not specifically dealt with in these By-laws shall be governed by the statutory provisions thereto pertaining.

Any and all clauses contained in these By-laws that become incompatible with imperative statutory provisions, shall be deemed to be replaced by law and shall be suitably amended by the Board of Directors pursuant to Article 16, at the time of other amendments, unless otherwise required under law. Signed: Alberto Bombassei

Giovanni VACIRCA - Notary (stamp).